ESCROW AGREEMENT



     THIS ESCROW AGREEMENT (this "Agreement") is entered into and effective as of the __th day of _______, 1997, by and between The Bryan-College Station Financial Holding Company, a Delaware corporation (the "Company"), The First National Bank of Bryan (the "Escrow Agent"), and Hoefer & Arnett, Incorporated (the "Marketing Agent").

                                   WITNESSETH:

     WHEREAS, the Company proposes to offer and sell (the "Offering") up to $2,000,000 in Shares of common stock par value $.01 per share (the "Shares"), and up to $3,700,000 in Units (the "Units", and the Shares and Units collectively, the "Securities") to investors at $10.00 per Share and $1000.00 per Unit pursuant to a public offering; and

     WHEREAS, the Company has agreed that (i) the subscription price paid by subscribers will be promptly refunded to them if less than $1,500,000 in Shares and $3,400,000 in Units have been sold by ____ _, 1997 (the "Scheduled Termination Date"), even though the Company may elect to extend such termination date (the "Extended Termination Date"); and (ii) in the event at least
$1,500,000 of Shares and $3,400,000 in Units are sold prior to the Scheduled Termination Date, then all or part of the remaining Securities may be sold thereafter but no later than the Extended Termination Date; and

     WHEREAS, the Company desires to establish an escrow for such funds, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth.

     NOW,  THEREFORE,  in  consideration  of the  promises  and  other  good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged by the parties hereto, the parties covenant and agree as follows:

     1.   Deposit with Escrow Agent.

               (a) The Escrow Agent agrees that it will from time to time accept as Escrow Agent subscription funds for the Securities (the "Escrowed Funds") received by the Company or the Marketing Agent from subscribers or broker-dealers representing the subscribers. All checks shall be made payable to the Escrow Agent which will be collected by the Escrow Agent. In the event any check does not clear normal banking channels in due course, the Escrow Agent will promptly notify the Company. Any check which does not clear normal banking channels and is returned by the drawer's bank to Escrow Agent will be promptly turned over to the Company along with all other subscription documents relating to such check. Any check received that is made payable to a party other than the Escrow Agent shall be returned to the Company for return to the proper party. The Company in its sole and absolute discretion may reject any subscription for Securities for any reason prior to the release of funds in the Escrow Account to the

          Company, in whole or in part, by the Escrow Agent and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the Escrowed Funds by check made payable to the subscriber. Any investment earnings earned on these rejected subscription Securities will be paid to the subscriber when the funds are returned.

               (b) Subscription agreements for the Securities shall be reviewed for accuracy by the Company or the Marketing Agent and, immediately thereafter, the Company shall deliver to the Escrow Agent the following information: (i) the name and address of the subscriber;
          (ii) the number of Securities subscribed for by such subscriber; (iii) the subscription price paid by such subscriber; (iv) the subscriber's tax identification number certified by such subscriber; and (v) a copy of the stock order form.

     2. Investment of Escrowed Funds. Upon receipt of each check by the Escrow Agent, the Escrow Agent shall deposit the funds of such check in interest bearing savings accounts, in short term certificates of deposit issued by a bank or other short-term securities issued or guaranteed by the United States government, as the Escrow Agent shall in its sole and absolute discretion determine. Interest shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to the Escrow Agent's own banking policies. The Escrow Agent shall always be obligated to invest the funds only in instruments fully guaranteed by the United States Government.

     3. Distribution of Escrowed Funds. The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the time, and upon the conditions hereinafter set forth in this Agreement.

               (a) If at any time on or prior to the Extended Termination Date, $1,500,000 in Shares and $3,400,000 in Units have been subscribed to and accepted by the Company and such subscriptions shall not have been properly rescinded, then upon the happening of such event and subsequent written notice from the President of the Company requesting distribution of such funds to the Company, the Escrow Agent shall deliver the Escrowed Funds to the Company to the extent such Escrowed Funds are collected funds. (Such date hereinafter is referred to as the "Initial Closing Date".) In the event any portion of the Escrowed Funds are not collected funds, then the Escrow Agent shall notify the Company of such fact and shall distribute such funds to the Company only after such funds become collected funds. For purposes of this Agreement, "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels. An affidavit or written certification from the President of the Company stating that at least $1,500,000 in Shares and $3,400,000 in Units have been timely sold and accepted and the receipt by the Escrow Agent of at least $4,900,000 in collected funds together shall constitute sufficient evidence for the purpose of this Agreement that such events have occurred. In any event, the Escrow Agent shall deliver not less than $4,900,000 in collected funds to the Company, except as expressly provided otherwise in Paragraph 3(b) hereof. All investment earnings earned on the Escrowed Funds as calculated pursuant to Paragraph 4 below will be delivered by the Escrow Agent to the respective subscribers within thirty (30) days of the delivery of the Escrowed Funds to the Company.

               (b) If the Escrowed Funds do not, on or prior to the Extended Termination Date, become deliverable pursuant to Paragraph 3(a) or the President of the Company terminates the offering at any time prior to the Extended Termination Date and such officer delivers written notice to the Escrow Agent of such termination (the "Termination Notice"), the Escrow Agent shall return the Escrowed Funds which are collected funds to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them, together with their share of investment earnings. If the Escrowed Funds do not, on or prior to the Scheduled Termination Date, become deliverable pursuant to Paragraph 3(a), then upon the occurrence of the Scheduled Termination Date and subsequent written notice from the President of the Company requesting distribution of all or certain portions of the Escrowed Funds (the "Rescission Notice"), the Escrow Agent shall return such Escrowed Funds which are collected funds as directed in writing by the Rescission Notice to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them, together with investment earnings calculated as described in Paragraph 4. All uncleared checks representing Escrowed Funds which are not collected funds as of the Extended Termination Date shall be collected by the Escrow Agent, and together with all related subscription documents thereof shall be delivered to the Company by the Escrow Agent, unless the Escrow Agent is otherwise specifically directed in writing by the Company.

               (c) If after the Initial Closing Date, but on or before the Extended Termination Date, the Escrow Agent receives Escrowed Funds attributable to one or more of the remaining Securities and subsequent written notice from the President of the Company requesting distribution of such funds to the Company, then the Escrow Agent shall deliver such Escrowed Funds only to the extent such Escrowed Funds are collected funds and in accordance with the instructions set forth in such notice. All investment earnings earned on the Escrowed Funds as calculated pursuant to Paragraph 4 will be delivered by the Escrow Agent to the respective subscribers within thirty (30) days of the delivery of the Escrowed Funds to the Company.

     (4) Distribution of Interest. If the Escrowed Funds become deliverable to the Company or the respective subscribers pursuant to Paragraphs 3(a), 3(b) or 3(c) above, as may be applicable, the Escrow Agent shall compute and distribute to the appropriate entity or persons as required and directed in accordance with

          Paragraphs 3(a), 3(b) or 3(c) above a pro rata share of the investment earnings of the Escrowed Funds. Each subscriber's pro rata share of investment earnings shall be computed based on the amount of funds and time invested relative to the total amount of funds collected.

          Such pro rata share of investment earnings shall be distributed to the appropriate entity or persons (with the return of subscription amounts, if applicable), and all income tax consequences arising as a result of investments made pursuant to this Agreement shall be reported by the Escrow Agent in accordance with state and federal income tax laws. Until distribution, any investment earnings on the Escrowed Funds will be reinvested by the Escrow Agent.

     5.   Liability of Escrow Agent.

               (a) In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable as a result of the Escrow Agent acting, or failing to act, any error of judgment or for any mistake of fact or law; provided, however, the Escrow Agent shall be liable for damages arising out of its willful misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith or any action taken or omitted to be taken upon advice of its counsel or counsel for the Company and the Marketing Agent which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, and to conform with the provisions of this Agreement.

               (b) The Company agrees to indemnify and hold harmless Escrow Agent, its officers, directors, agents, attorneys and representatives, against any and all losses, claims, damages, liabilities and expenses of any and every kind or nature whatsoever, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed upon Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, and/or related to any litigation whatsoever arising from this Escrow Agreement or involving the subject matter thereof whether based upon contract, tort negligence, comparative negligence, concurrent negligence or otherwise and including without limitation, any actions or causes of action instigated by subscribers and/or broker-dealers against Escrow Agent, except that if Escrow Agent shall be found guilty of willful misconduct or gross negligence under this Agreement, then, in that event, Escrow Agent shall bear only such losses, claims, damages, and expenses attributable to Escrow Agent's willful misconduct or gross negligence.

               (c) If a dispute ensues between any of the parties hereto including between Escrow Agent and a subscriber or subscribers which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a party by reason of this Agreement. The Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, including the District Court of Brazos County, Texas, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. In connection with such dispute, the Company shall indemnify the Escrow Agent against its court costs, reasonable expenses and reasonable attorney's fees incurred.

               (d) The Escrow  Agent may resign at any time upon  giving  thirty
          (30) days written  notice to the Company.  The Company  within  thirty
          (30) days after receiving such notice of resignation must retain a successor Escrow Agent; otherwise the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties including subscribers upon the transfer of the Escrowed Funds and all related documentation thereto, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrow Funds to the appropriate state and federal agencies in accordance with the applicable state and federal income tax laws, to the successor escrow agent designated by the Company or appointed by the court. In the event Escrow Agent does petition the Court to name a successor escrow agent, then the Company shall indemnify Escrow Agent and pay for all court costs, reasonable expenses and attorney's fees incurred by Escrow Agent related thereto.

     6.   Appointment of Successor. The Company may, upon the delivery of thirty
          (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent. The Escrow Agent shall immediately deliver to the successor escrow agent selected by the Company all documentation and Escrowed Funds including interest earnings thereon in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.

          Upon appointment of a successor Escrow Agent whether under the provisions of paragraph 5(d) or this paragraph 6, Escrow Agent shall be relieved and released from any further obligations, duties and liabilities under this Agreement. This Agreement shall then terminate as to Escrow Agent, except for the provisions of paragraph 5(a) and
          (b), liability of Escrow Agent and the indemnity of Escrow Agent by the Company and the Marketing Agent, all of which shall survive such termination of this Agreement.

     7. Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or delivery by courier, to the respective addresses set forth below:


     If to the subscribers         To their respective addresses as
     for Securities:                specified in their stock order form.

     The Company:                  The Bryan-College Station Financial
                                     Holding Company
                                   2900 Texas Avenue
                                   Bryan, Texas 77801
                                   Attn:  J. Stanley Stephen, President

     With a copy to:               Silver, Freedman & Taff
                                   1100 New York Avenue, N. W.
                                   Washington, D.C.  20005
                                   Attn:  Dave M. Muchnikoff, P.C.

     The Escrow Agent:             The First National Bank of Bryan
                                   P.O. Box 833
                                   Bryan, Texas  77805
                                   Attn:  Corporate Trust Department

     Marketing Agent:              Hoefer & Arnett, Incorporated
                                   101 W. Sixth Street
                                   Suite 416
                                   Austin, Texas 78701
                                   Attn:  Thomas R. Mecredy

     With a copy to:               Bracewell & Patterson, LLP
                                   711 Louisiana Street
                                   Suite 2900
                                   Houston, Texas 77002
                                   Attn:  William T. Luedke, IV


     8. Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder the Escrow Agent will receive from the Company a onetime acceptance fee of $_________ and will receive an annual administration base fee of $________, payable $________ for the initial six (6) months, and $________ for a six (6) month extension. Escrow Agent will receive $_____ per check for producing a check and calculating interest on any check disbursements. Escrow Agent will receive $_____ per deposit for any deposit activity. In addition, Escrow Agent shall receive $_____ for each 1099 form it generates pursuant hereto. Any out-of-pocket expenses will be billed at cost. All fees or reimbursement for costs and expenses incurred by Escrow Agent, including all reasonable legal fees incurred by Escrow Agent, or any other monies whatsoever shall be paid out by the Company prior to the delivery of any Escrowed Funds. The Escrow Agent shall also receive payment for all other expenses and costs specifically provided for in this Agreement pursuant to Paragraph 5 hereof.

     9. Representations of the Company and The Marketing Agent. The Company and the Marketing Agent hereby acknowledge that the status of the Escrow Agent with respect to the offering of the Securities is that of agent only for the limited purposes herein set forth, and hereby agree they will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability in an investment in the Securities, or has approved, endorsed or passed upon the merits of the Securities, nor shall the Company or the Marketing Agent use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Securities, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

     10.  General.

               (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. This Agreement shall be performable and enforceable in Brazos County, Texas and venue as to any legal proceedings shall be in Brazos County, Texas.

               (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               (c) This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

               (d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

               (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (f) This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors and assigns. Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

               (g) No interest of any party to this Agreement shall be assignable in the absence of a written agreement by and between all the parties to this Agreement, executed with the same formalities as this original Agreement.

               (h) The terms and provisions of paragraph 5(a) and (b) shall survive any termination of this Agreement or appointment of a successor Escrow Agent.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement this __th day of _______, 1997.


COMPANY:                                ESCROW AGENT:

THE BRYAN-COLLEGE STATION               THE FIRST NATIONAL BANK OF
  FINANCIAL HOLDING COMPANY               BRYAN



By:                                     By:
   -------------------------------         ------------------------------
   J. Stanley Stephen, President


MARKETING AGENT:

HOEFER & ARNETT, INCORPORATED



By:
   -------------------------------